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                                                                       Exhibit 2

[BEAR STEARNS LETTERHEAD]


December 15, 1999

The Board of Directors
Shorewood Packaging Corporation
277 Park Avenue
New York, NY 10172

Ladies and Gentlemen:

On December 3, 1999, Sheffield, Inc. ("Purchaser"), a wholly owned subsidiary of Chesapeake Corporation ("Chesapeake"), commenced a tender offer to purchase all of the outstanding shares of common stock, $0.01 par value per share (the "Common Stock"), of Shorewood Packaging Corporation ("Shorewood"), including the associated rights to purchase preferred stock (the "Rights" and, together with the Common Stock, the "Shares"), other than Shares owned by Chesapeake and its affiliates, at a price of $17.25 per Share, net to the seller in cash (the "Consideration"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 3, 1999 (the "Offer to Purchase") and related Letter of Transmittal (which collectively constitute the "Chesapeake Offer"). The terms of the Chesapeake Offer are more fully set forth in the Schedule 14D-1 (the "Schedule 14D-1") filed by the Purchaser and Chesapeake with the Securities and Exchange Commission on December 3, 1999.

You have asked us to render our opinion as to whether the Consideration offered in the Chesapeake Offer is adequate, from a financial point of view, to the holders of Shorewood Common Stock, other than Chesapeake and its affiliates.

In the course of performing our review and analyses for rendering this opinion, we have:

         -        reviewed the Offer to Purchase and the Schedule 14D-1;

         - reviewed Shorewood's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended April 29, 1995 through May 1, 1999 and Shorewood's Quarterly Report on Form 10-Q for the period ended October 30, 1999;

         - reviewed certain operating and financial information, including projections, provided to us by management relating to Shorewood's business and prospects;


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Shorewood Packaging Corp.
December 15, 1999
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         -        met with certain members of Shorewood's senior management to discuss Shorewood's business, operations, historical and projected financial results and future prospects;

         - reviewed the historical prices, trading multiples and trading volume of the Shorewood Common Stock;

         - reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Shorewood;

         - reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Shorewood;

         - performed discounted cash flow and other analyses based on the projections for Shorewood furnished to us; and

         - conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections, provided to us by Shorewood. With respect to Shorewood's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgement of the senior management of Shorewood as to the expected future performance of Shorewood. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us, and we have further relied upon the assurances of the senior management of Shorewood that it is unaware of any facts that would make the information and projections provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Shorewood, nor have we been furnished with any such appraisals. We note that, since the announcement of Chesapeake's interest in acquiring Shorewood, third parties have made inquiries or requested information with respect to possible transactions involving Shorewood. Shorewood has not requested us to solicit, and as of the date hereof we have not solicited, indications of interest from any other parties in connection with a possible acquisition of, or business combination with, Shorewood. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

We have acted as financial advisor to Shorewood in connection with the Chesapeake Offer and will receive a fee for such services. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Shorewood and/or


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Shorewood Packaging Corp.
December 15, 1999
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Chesapeake for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is limited to the adequacy, from a financial point of view, of the Consideration offered in the Chesapeake Offer to the holders of Shorewood Common Stock, other than Chesapeake and its affiliates, and does not constitute a recommendation to the Board of Directors of Shorewood as to what position it should take with respect to the Chesapeake Offer or to any holders of Shorewood Common Stock as to whether or not to tender Shares pursuant to the Chesapeake Offer or how to vote with respect to any proposal presented to the holders of Shorewood Common Stock. This letter is intended for the benefit and use of the Board of Directors, is not to be used for any other purpose, or to be reproduced, disseminated, quoted to or referred to at any time, in whole or in part, without our prior written consent; provided, that this letter may be reproduced in full in the Schedule 14D-9 to be filed by Shorewood with respect to the Chesapeake Offer.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration offered in the Chesapeake Offer is inadequate, from a financial point of view, to the holders of Shorewood Common Stock, other than Chesapeake and its affiliates.


Very truly yours,

BEAR, STEARNS & CO. INC.

By:/s/ Terence Cryan
   ----------------------------
    Senior Managing Director